Exhibit 10.6

ATRIUM THERAPEUTICS, INC.

2026 INCENTIVE AWARD PLAN

MAKE WHOLE RESTRICTED STOCK UNIT GRANT NOTICE

Capitalized terms not specifically defined in this Make Whole Restricted Stock Unit Grant Notice (the “Grant Notice”) have the meanings given to them in the 2026 Incentive Award Plan (as amended from time to time, the “Plan”) of Atrium Therapeutics, Inc. (the “Company”).

The Company hereby grants to the participant listed below (“Participant”) the Make Whole Restricted Stock Units described in this Grant Notice (the “Make Whole RSUs”), subject to the terms and conditions of the Plan and the Make Whole Restricted Stock Unit Agreement attached hereto as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference.

Participant:
Grant Date:
Number of Make Whole RSUs:
Vesting Schedule:	All Make Whole RSUs are fully vested as of the Grant Date.

If the Company uses an electronic capitalization table system (such as E*Trade, Shareworks or Carta) and the fields in this Grant Notice are blank or the information is otherwise provided in a different format electronically, the blank fields and other information will be deemed to come from the electronic capitalization system and is considered part of this Grant Notice.

By electronically accepting this document, Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and this Grant Notice. Participant has reviewed the Agreement, the Plan and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice, the Agreement and the Plan. Participant has been provided with a copy or electronic access to a copy of the prospectus for the Plan. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or relating to the Make Whole RSUs. Furthermore, by approving the Agreement and this Grant Notice, the Board hereby approves that this Award is approved under the Company’s insider trading policy.

Mandatory Sell-to-Cover: By accepting this Award, Participant understands and agrees that as a condition of the grant of the Make Whole RSUs, Participant is required to (1) sell that number of Shares determined in accordance with Section 3.1 of the Agreement as may be necessary to satisfy all applicable Tax Withholding Obligations (as defined in the Agreement), and (2) to allow the brokerage firm determined acceptable to the Company to pay the cash proceeds of such sale(s) to the Company to satisfy such Tax Withholding Obligations. Furthermore, Participant acknowledges that the Company will make a cash payment equal to the Tax Withholding Obligations from the cash proceeds of such sale(s) directly to the appropriate taxing authorities. Participant agrees that he or she has carefully reviewed Section 3.1 of the Agreement and that the representations and warranties set forth therein are accurate and true as of the date hereof.

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Internet Availability of Plan Materials: The Company will furnish Plan materials (including the Plan, prospectus, annual report on Form 10-K and proxy statement and other information provided to the Company’s stockholders) relating to the Plan to Participant electronically, instead of mailing printed copies of these materials to each person eligible to participate in the plans. This process is designed to expedite Participant’s receipt of the plan materials, reduce the costs of printing and distributing these materials, and help conserve natural resources. These materials are available through the Company’s electronic capitalization table system (such as E*Trade, Shareworks or Carta) and the annual report on Form 10-K and proxy statement and other information provided to our stockholders is also available on the Company’s website at www.atriumtherapeutics.com. The Plan is available through the Company’s electronic capitalization table system (such as E*Trade, Shareworks or Carta). However, if Participant would prefer to receive printed copies of the Plan materials or information provided to the Company’s stockholders without charge, please contact: Atrium Therapeutics, Inc., Attn: Stock Administration, 10578 Science Center Drive, Suite 125, San Diego, CA 92121, Telephone: (619) 876-0700.

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EXHIBIT A

MAKE WHOLE RESTRICTED STOCK UNIT AGREEMENT

Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.

ARTICLE I.

GENERAL

1.1 Award of Make Whole RSUs. The Company has granted the Make Whole RSUs to Participant effective as of the grant date set forth in the Grant Notice (the “Grant Date”). Each Make Whole RSU represents the right to receive one Share, as set forth in this Agreement.

1.2 Incorporation of Terms of Plan. The Make Whole RSUs are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.

1.3 Unsecured Promise. The Make Whole RSUs will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.

ARTICLE II.

VESTING; FORFEITURE AND SETTLEMENT

2.1 Vesting. The Make Whole RSUs will vest according to the vesting schedule in the Grant Notice (the “Vesting Schedule”).

2.2 Settlement.

(a) The Make Whole RSUs will be paid in Shares as soon as administratively practicable after the Distribution Effective Time, but in no event after March 15, 2027. For purposes of this Agreement, “Distribution Effective Time” means the effective time of the Distribution. In the event that the Distribution does not occur by December 31, 2026 or is abandoned or cancelled, the Make Whole RSUs will immediately and automatically be cancelled and forfeited upon the earlier of: (i) December 31, 2026 and (ii) the date of such abandonment or cancellation. Notwithstanding the foregoing, the Company may delay any payment under this Agreement that the Company reasonably determines would violate Applicable Law until the earliest date the Company reasonably determines the making of the payment will not cause such a violation (in accordance with Treasury Regulation Section 1.409A-2(b)(7)(ii)), provided the Company reasonably believes the delay will not result in the imposition of excise taxes under Section 409A.

(b) All distributions shall be made by the Company in the form of whole shares of Common Stock.

ARTICLE III.

TAXATION AND TAX WITHHOLDING

3.1 Tax Withholding; Mandatory Sell-to-Cover.

(a) The Company shall not be obligated to deliver any certificate representing Shares issuable with respect to the Make Whole RSUs to Participant or his or her legal representative unless and until Participant or his or her legal representative will have paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes required by Applicable Law to be withheld in connection with the vesting or settlement of the Make Whole RSUs, the distribution of the Shares issuable with respect thereto, or any other taxable event related to the Make Whole RSUs (the “Tax Withholding Obligation”). Subject to Section 9.5 of the Plan, the Company will have the authority and the right to deduct or withhold, or require Participant to remit to the Company, an amount sufficient to satisfy any Tax Withholding Obligation, including, without limitation, the authority to deduct such amounts from other compensation payable to Participant by the Company.

(b)  (b) (i) Notwithstanding anything to the contrary contained in the Plan or this Section 3.1, the Tax Withholding Obligation shall automatically, and without further action by Participant, be satisfied by having the Company withhold taxes from the proceeds of the sale of the Shares through a mandatory sale arranged by the Company on Participant’s behalf. In the event Participant’s Tax Withholding Obligation will be satisfied under this Section 3.1(b), then the Company shall instruct any brokerage firm determined acceptable to the Company for such purpose to sell on Participant’s behalf a whole number of Shares, at the then-prevailing market price, from those Shares issuable to Participant upon settlement of the Make Whole RSUs as is required to generate cash proceeds sufficient to satisfy Participant’s Tax Withholding Obligation (with such Tax Withholding Obligation to be calculated based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes as of the date of delivery). Such sale shall occur on the date on which Participant first becomes subject to the Tax Withholding Obligation (or as soon as practicable thereafter) and proceeds from each such sale will be made to the Company as soon as reasonably practicable upon settlement thereof. Participant hereby acknowledges that the broker is under no obligation to arrange for such sale at any particular price, and the proceeds of any such sale pursuant to this provision may not be sufficient to satisfy the Tax Withholding Obligation. Participant hereby appoints the Company as Participant’s agent and attorney-in-fact to cooperate and communicate with the broker and to instruct the broker with respect to the number of Shares to be sold under this provision. Participant acknowledges that it may not be possible to sell Shares pursuant to this provision due to (A) a legal or contractual restriction applicable to Participant or to the broker, (B) a market disruption, (C) rules governing order execution priority on the stock exchange on which the Shares are traded, (D) a sale effected pursuant to this provision that fails to comply (or in the reasonable opinion of the broker’s counsel is likely not to comply) with Rule 144 under the Securities Act or would result in a short-swing profit under Section 16 of the Exchange Act, or (E) the Company’s determination that sales may not be effected under this provision. In the event of the broker’s inability to sell Shares, Participant will continue to be responsible for the timely payment to the Company and/or its affiliates of the Tax Withholding Obligation.

(ii) Participant represents that (A) Participant shall have full responsibility for compliance with (1) any reporting requirements under Rule 144 of the Securities Act and Section 13 or 16 of the Exchange Act, (2) the short-swing profit recovery provisions under Section 16 of the Exchange Act, and (3) any federal, state or foreign securities laws or regulations concerning trading while aware of material nonpublic information; and (B) Participant is not subject to any legal, regulatory or contractual restriction or undertaking that would prevent the broker from conducting the sales pursuant to this provision and shall immediately notify the Company if he or she becomes subject to a legal, regulatory or contractual restriction or undertaking that would prevent the broker from making such sales pursuant to this provision.

(iii) Participant acknowledges that: (A) Participant will be responsible for all broker’s fees and other costs of sales pursuant to this Section 3.1(b), and Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sales or for any failure to perform or for any delay in performance that results from a cause or circumstance that is beyond the broker’s or the Company’s reasonable control; (B) sales pursuant to this Section 3.1(b) will be made as part of a block trade with other participants of the Plan in which all participants receive an average price; and (C) if the proceeds of a sale pursuant to this Section 3.1(b) exceed the amount owed, the Company will pay such excess in cash to Participant as soon as reasonably practicable. Participant hereby agrees to execute and deliver to the broker any other agreements or documents as the broker reasonably deems necessary or appropriate to carry out the purposes and intent of this Section 3.1(b).

(c) To the extent that the Tax Withholding Obligation is not fully satisfied pursuant to Section 3.1(b) or Section 3.1(b) does not apply, as set forth in Section 9.5 of the Plan, the Company will have the right, but not the obligation, with respect to the Tax Withholding Obligation arising as a result of the vesting, exercise or settlement of the Make Whole RSUs, to treat Participant’s failure to provide timely payment in accordance with Section 9.5 of the Plan as Participant’s election to satisfy the Tax Withholding Obligation by requesting the Company to withhold a net number of vested Shares otherwise issuable pursuant to the Make Whole RSUs having a then-current fair market value not exceeding the amount necessary to satisfy the Tax Withholding Obligation (with such Tax Withholding Obligation to be calculated based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes as of the date of delivery) (provided, however, that if Participant is subject to Section 16 of the Exchange Act at the time the Tax Withholding Obligation arises, any such action by the Company will require the prior approval of the Administrator) in accordance with Section 9.5 of the Plan.

3.2 Participant Responsibility; No Company Liability. Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the Make Whole RSUs, regardless of any action the Company or any Subsidiary takes with respect to any Tax Withholding Obligations that arise in connection with the Make Whole RSUs. Neither the

Company nor any Subsidiary makes any representation or undertaking regarding the tax treatment to Participant in connection with the awarding, vesting or settlement of the Make Whole RSUs or the subsequent sale of Shares. The Company and its Subsidiaries do not commit and are under no obligation to structure the Make Whole RSUs to reduce or eliminate Participant’s tax liability.

3.3 Representation. Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of this Award and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.

ARTICLE IV.

OTHER PROVISIONS

4.1 Award Not Transferable; Other Restrictions. Without limiting the generality of any other provision hereof, the Award will be subject to the restrictions on transferability set forth in Section 9.1 of the Plan. Without limiting the generality of any other provision hereof, Participant hereby expressly acknowledges that Section 10.8 (“Lock-Up Period”) and Section 10.13 (“Claw-back Provisions”) of the Plan are expressly incorporated into this Agreement and are applicable to the Shares issued pursuant to this Agreement.

4.2 Adjustments. Participant acknowledges that the Make Whole RSUs and the Shares subject to the Make Whole RSUs are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.

4.3 Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Secretary at the Company’s principal office or the Secretary’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.

4.4 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

4.5 Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended to the extent necessary to conform to such Applicable Laws.

4.6 Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in the Plan, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

4.7 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement and the Make Whole RSUs will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

4.8 Entire Agreement. The Plan, the Grant Notice and this Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof. This Agreement may be amended by the Company in accordance with Section 9.6 of the Plan.

4.9 Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.

4.10 Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Make Whole RSUs, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to the Make Whole RSUs, as and when settled pursuant to the terms of this Agreement.

4.11 Rights as a Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book-entry form) will have been issued and recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account). Except as otherwise provided herein, after such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to such Shares, including, without limitation, the right to receipt of dividends and distributions on such Shares.

4.12 Not a Contract of Employment. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.

4.13 Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which will be deemed an original and all of which together will constitute one instrument.

4.14 Governing Law. The provisions of the Plan and all Awards made thereunder, including the Make Whole RSUs, shall be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding choice-of-law principles of the law of any state that would require the application of the laws of a jurisdiction other than such state.

4.15 Section 409A.

(a) Notwithstanding any other provision of the Plan, this Agreement or the Grant Notice, the Plan, this Agreement and the Grant Notice shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Grant Date, “Section 409A”). The Administrator may, in its discretion, adopt such amendments to the Plan, this Agreement or the Grant Notice or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate to comply with the requirements of Section 409A.

(b) This Agreement is not intended to provide for any deferral of compensation subject to Section 409A of the Code, and, accordingly, the Shares issuable pursuant to the Make Whole RSUs hereunder shall be distributed to Participant no later than the later of: (A) the fifteenth (15th) day of the third month following Participant’s first taxable year in which such Make Whole RSUs are no longer subject to a substantial risk of forfeiture, and (B) the fifteenth (15th) day of the third month following first taxable year of the Company in which such Make Whole RSUs are no longer subject to substantial risk of forfeiture, as determined in accordance with Section 409A and any Treasury Regulations and other guidance issued thereunder.

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